February 25, 2009	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS REPORTS
FOURTH QUARTER AND YEAR END 2008 RESULTS

•	Signed Acquisition Agreement to Acquire Additional 25.1 Percent Interest in East Texas Joint Venture from DCP Midstream
•	Discovery and Wyoming Systems Returning to Full Service

DENVER – DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and twelve months ended December 31, 2008.

FOURTH QUARTER AND YEAR END HIGHLIGHTS

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited) (Millions, except per unit amounts)
Net income (loss)	$141.3	$(39.9)	$128.2	$(15.8)
Net income (loss) per unit	$2.77	$(1.69)	$3.29	$(1.05)
Adjusted EBITDA	$13.6	$37.7	$90.4	$110.3
Adjusted net (loss) income	$(4.3)	$21.3	$27.2	$65.3
Adjusted net (loss) income per unit	$(0.25)	$0.81	$0.61	$2.86
Distributable cash flow	$12.9	$24.9	$80.3	$86.4

Adjusted EBITDA was $13.6 million for the three months ended December 31, 2008, as compared to $37.7 million for the same period in 2007. The decrease for the fourth quarter was primarily due to the impact of hurricane Ike, a non-cash write down of inventory for our wholesale propane business and lower commodity prices, partially offset by earnings from our Michigan acquisition.  Adjusted EBITDA for 2008 was $90.4 million compared to $110.3 million for 2007.  The decrease for the year is primarily due to the impact of hurricanes Gustav and Ike and non-cash write downs of inventory for our wholesale propane business, partially offset by acquisitions closed during 2007 and 2008.

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Adjusted EBITDA, adjusted net income or loss and adjusted net income or loss per unit, which are non-generally accepted accounting principles (“non-GAAP”) financial measures, eliminate the impact of non-cash mark-to-market gains and losses which arise from valuing certain of the Partnership’s derivative transactions. Each are explained in greater detail under “Non-GAAP Financial Information” below and are reconciled to their most comparable GAAP financial measures, in “Reconciliation of Non-GAAP Measures” below.

DISTRIBUTION AND DISTRIBUTABLE CASH FLOW

On February 13, 2009, the Partnership paid a quarterly distribution of $0.60 per limited partner unit.  Distributable cash flow was $12.9 million for the three months ended December 31, 2008.  For the twelve months ended December 31, 2008, our distributable cash flow of $80.3 million provided 1.0 times the amount required to cover our total distribution. In addition to the impacts affecting adjusted EBITDA from the hurricanes, non-cash write down of propane inventory and lower commodity prices, distributable cash flow was impacted by the maintenance capital related to the pipeline integrity and system enhancements on our Wyoming system.  Distributions for our 40 percent interest in Discovery are paid one quarter in arrears.  As a result, distributable cash flow for the fourth quarter and the year ended December 31, 2008, was only impacted by third quarter operating results related to the hurricanes.

Distributable cash flow, which is a non-GAAP financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from net income or loss and from net cash provided by or used in operating activities, its most comparable GAAP financial measures, in “Reconciliation of Non-GAAP Measures” below.  Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

CEO PERSPECTIVE

“We remain focused on the fundamentals of our business,” said Mark Borer, president and CEO of the Partnership.  “During the fourth quarter we laid out a plan to support our distribution, reinforced by the strength of our diverse portfolio of assets, our multi-year commodity hedging program, and strong commitment to our long term success by the owner of our general partner, DCP Midstream.  As part of our plan, DCP Midstream will drop down an additional 25.1 percent interest in our East Texas joint venture in April.”

“Operationally, we are pleased to report our new Michigan gas gathering, treating and transportation assets are performing according to our expectations, contributing fee-based revenues to our cash flow,” continued Borer.  “The majority of volumes on our Discovery offshore pipeline and Wyoming system are currently flowing and we expect the remainder to return upon completion of all repairs in early March.”

ACQUISITION AGREEMENT FOR 25.1 PERCENT INTEREST IN EAST TEXAS JOINT VENTURE FROM DCP MIDSTREAM

The Partnership announced today it has signed an acquisition agreement to acquire an additional 25.1 percent interest in DCP East Texas Holdings, LLC from DCP Midstream.  The transaction, which is expected to close in April, will be fully financed through the issuance of Partnership units to DCP Midstream.  Upon closing, the Partnership will own 50.1 percent of the joint venture, with DCP Midstream owning the remaining interest.

Transaction Details

•
DCP Midstream will contribute a 25.1 percent interest in exchange for 3.5 million Class D units. The Class D units will automatically convert into Common Units in August 2009 and will not be eligible to receive a distribution until the second quarter distribution payable in August 2009.

•	DCP Midstream has agreed to provide a fixed price natural gas liquids (NGL) hedge by NGL component for the period of April 2009 to March 2010 for the acquired interest.

•	The additional interest, including the NGL hedge, is expected to generate approximately $15 million of adjusted EBITDA during the first twelve months.

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“This transaction will be immediately accretive and provides us with an attractive source of long term cash flows in a dynamic area where we see promise for continued growth from the emerging Haynesville Shale play,” said Mark Borer. “Moreover, this transaction underscores DCP Midstream’s long term commitment to the Partnership.”

The East Texas joint venture includes a 780 million cubic feet per day (MMcfd) processing complex, approximately 900 miles of gathering pipelines, 25,000 horsepower of compression, and the Carthage Hub, a key exchange point for the purchase and sale of residue gas with aggregate delivery capacity of 1.5 billion cubic feet per day.

ASSETS RETURNING TO FULL SERVICE

Remaining volumes on our Discovery offshore gathering system are expected to be returned in early March.  Discovery’s offshore gathering system had been damaged by hurricane Ike in September 2008 when an 18-inch lateral was severed from its connection to the 30-inch mainline in 250 feet of water. Repairs were completed on the 30-inch mainline in January, restoring approximately 150 MMcfd to the system.  With the completion of the 18-inch lateral repairs, the remaining approximately 30 MMcfd of volume will be restored.

The final phase of the pipeline integrity and system enhancement project on our Wyoming gas gathering system is on schedule to be completed in early March, returning the system to full service.  As previously announced, volumes were curtailed in the second quarter of 2008 following pipeline integrity testing.  The second phase of the project was completed in early January, returning approximately 80 percent of the system capacity to service.  The system upgrade project was conducted to assure pipeline integrity, improve system reliability and reduce operating costs.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted segment gross margin increased $5.2 million to $34.0 million for the three months ended December 31, 2008, from $28.8 million for the same period in 2007, primarily due to growth from our Michigan acquisition and at our Collbran asset, partially offset by lower commodity prices.

Adjusted segment gross margin increased $12.8 million to $107.3 million for the year ended December 31, 2008, from $94.5 million for the same period in 2007, primarily due to growth from acquisitions closed in 2007 and 2008, partially offset by hedge settlements for East Texas and Discovery for the first nine months of 2008 and curtailed volumes on our Douglas system in Wyoming during pipeline integrity and system enhancement work.

Equity earnings representing our 25 percent interest in East Texas and 40 percent interest in Discovery represented a loss of $4.3 million for the three months ended December 31, 2008, as compared to earnings of $16.1 million for the same period in 2007. Decreased earnings were primarily due to Discovery’s hurricane-related outage and the impact of decreased commodity prices on our margins. Hedge settlements related to our commodity derivatives on our equity investments are included in adjusted segment gross margin.

Equity earnings were $33.5 million for the year ended December 31, 2008, as compared to $38.7 million for the same period in 2007. Decreased earnings were primarily the result of Discovery’s hurricane-related outage.

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Wholesale Propane Logistics — Adjusted segment gross margin was a loss of $0.6 million for the three months ended December 31, 2008 as compared to adjusted segment gross margin of $10.3 million for the same period in 2007. Adjusted segment gross margin was $8.6 million for the year ended December 31, 2008 and $28.3 million for the year ended December 31, 2007. For the three months and year ended December 31, 2008, we recorded non-cash adjustments reducing adjusted segment gross margin by approximately $11.9 million and $15.1 million, respectively, as compared to the same periods in 2007, to reflect inventory carrying costs at the lower of cost or market price.  The inventory write downs are generally recovered at the time of the sale of the inventory.  We estimate approximately half of the 2008 write downs were recovered through the sale of inventory in 2008.

NGL Logistics — Segment gross margin was $1.7 million for the three months ended December 31, 2008, as compared to segment gross margin of $1.2 million for the same period in 2007, primarily due to increased throughput volumes on the Wilbreeze pipeline, partially offset by lower throughput volumes on the Seabreeze pipeline.  Segment gross margin was $7.1 million for the year ended December 31, 2008, and $4.9 million for the year ended December 31, 2007, primarily due to increased throughput volumes.

Segment gross margin and adjusted segment gross margin, which are non-GAAP financial measures, are explained in greater detail under “Non-GAAP Financial Information” below and are reconciled from segment net (loss) income, their most comparable GAAP financial measure, in “Reconciliation of Non-GAAP Measures” below.

CORPORATE AND OTHER

General and administrative expense decreased by $2.3 million for the three months and $2.6 million for the year ended December 31, 2008, primarily due to decreased compensation and benefits expenses and acquisition related costs.

Depreciation and amortization expense increased for the three months and year ended December 31, 2008, as compared to the same periods in 2007, primarily as a result of acquisitions in 2007 and 2008.

Net interest expense increased for the three months and year ended December 31, 2008, as compared to the same periods in 2007, primarily due to acquisitions in 2007 and 2008, partially offset by lower average interest rates.

COMMODITY DERIVATIVE ACTIVITY

We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates an asset or liability and associated non-cash gain or loss. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio.

Due primarily to a large decrease in forward crude oil and natural gas prices in the fourth quarter of 2008, we recorded a non-cash gain associated with our commodity derivative instruments of $146.0 million, as compared to a non-cash loss of $61.2 million for the fourth quarter of 2007. For the year ended December 31, 2008, we recorded a non-cash gain of $101.6 million, as compared to a non-cash loss of $81.1 million for same period in 2007.  While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our derivative contracts help to stabilize distributable cash flows.

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CAPITALIZATION

Our credit facility of $825 million is comprised of a revolver and term loan that mature in June 2012.  At December 31, 2008, we had $596.5 million outstanding under our revolver.  We also had $60 million of term loan outstanding, fully secured by $60 million of restricted investments serving as collateral.  Due to the fully secured status of the term loan, balances outstanding are netted from total long-term debt to calculate our leverage ratio.  Our leverage ratio pursuant to our credit facility for the quarter ended December 31, 2008, was approximately 3.9x.

Our liquidity is comprised of available capacity under our revolver and the collateral securing our term loan that may be used to fund organic capital expenditures or acquisitions.  Our available liquidity at December 31, 2008, was $228 million.

We mitigate a substantial portion of our interest rate risk with interest rate swaps which reduce our exposure to market rate fluctuations by converting variable interest rates to fixed interest rates. As of December 31, 2008, we had $575 million of our revolver debt converted to fixed rates through June 2012.  Our weighted average cost of debt under our revolving credit facility as of December 31, 2008, was 4.5 percent.

OTHER

We are currently in litigation with El Paso E&P Company concerning a commercial dispute involving our Minden, Louisiana processing plant.  Some of El Paso’s claims date back to a time period which is prior to our ownership.  This litigation is currently in trial before a jury in Harris County, Texas.  The outcome of this trial may occur soon and we will provide an update upon that occurrence.  Nevertheless, we dispute El Paso’s claim and we will continue to vigorously defend ourselves in this action.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss fourth quarter and year end results on Thursday, February 26, 2009, at 11 a.m. ET. The dial-in number for the call is 800-860-2442 in the United States or 412-858-4600 outside the United States. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay until April 24, 2009, by dialing 877-344-7529, in the United States or 412-317-0088 outside the United States. The passcode is 426824. A replay and transcript of the broadcast will also be available on the Partnership’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-GAAP financial measures of distributable cash flow, EBITDA, adjusted EBITDA, adjusted net income or loss, adjusted net income or loss per unit, gross margin, segment gross margin and adjusted segment gross margin. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income or loss, operating income, cash flows from operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. Our distributable cash flow, EBITDA, adjusted EBITDA, adjusted net income or loss, adjusted net income or loss per unit, gross margin, segment gross margin and adjusted segment gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate these measures in the same manner.

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We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, non-controlling interest on depreciation, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating capacity. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

We define EBITDA (earnings before interest, taxes, depreciation and amortization) as net income or loss less interest income, plus interest expense, income tax expense and depreciation and amortization expense. We define adjusted EBITDA as EBITDA plus non-cash commodity derivative losses, less non-cash commodity derivative gains. These non-cash losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices.

EBITDA and adjusted EBITDA are used as supplemental liquidity and performance measures by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•
the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner, and finance maintenance expenditures;

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define adjusted net income or loss as net income or loss, plus non-cash derivative losses, less non-cash derivative gains. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income or loss is provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

We define gross margin as total operating revenues less purchases of natural gas, propane and NGLs, and we define segment gross margin for each segment as total operating revenues for that segment less commodity purchases for that segment. Our gross margin equals the sum of our segment gross margins. We define adjusted segment gross margin as segment gross margin plus non-cash derivative losses, less non-cash derivative gains for that segment. Gross margin, segment gross margin and adjusted segment gross margin are primary performance measures used by management, as these measures represent the results of product sales and purchases, a key component of our operations.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

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This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:

•
the extent of changes in commodity prices, our ability to effectively limit a portion of the adverse impact of potential changes in prices through derivative financial instruments, and the potential impact of price on natural gas drilling, demand for our services, and the volume of NGLs and condensate extracted;

•	general economic, market and business conditions;

•	the level and success of natural gas drilling around our assets, and our ability to connect supplies to our gathering and processing systems in light of competition;

•	our ability to grow through acquisitions, contributions from affiliates or organic growth projects, and the successful integration and future performance of such assets;

•	our ability to access the debt and equity markets;

•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business;

•	the credit worthiness of counterparties to our transactions; and

•	the amount of collateral we may be required to post from time to time in our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Millions, except per unit amounts)

Sales of natural gas, propane, NGLs and condensate	$203.9	$321.5	$1,156.3	$925.8
Transportation, processing and other	17.5	11.4	57.2	35.1
Gains (losses) from commodity derivative activity, net	154.0	(66.5)	72.3	(87.6)
Total operating revenues	375.4	266.4	1,285.8	873.3
Purchases of natural gas, propane and NGLs	194.3	287.3	1,061.2	826.7
Gross margin	181.1	(20.9)	224.6	46.6
Operating and maintenance expense	(11.2)	(11.1)	(43.0)	(32.1)
General and administrative expense	(4.7)	(7.0)	(21.5)	(24.1)
Other	—	—	1.5	—
(Losses) earnings from equity method investments	(4.4)	15.7	34.3	39.3
Non-controlling interest in income	(1.2)	(0.2)	(3.9)	(0.5)
EBITDA	159.6	(23.5)	192.0	29.2
Depreciation and amortization expense	(10.2)	(8.6)	(36.5)	(24.4)
Interest income	0.5	1.6	5.6	5.3
Interest expense	(8.5)	(9.3)	(32.8)	(25.8)
Income tax expense	(0.1)	(0.1)	(0.1)	(0.1)
Net income (loss)	$141.3	$(39.9)	$128.2	$(15.8)
Less:
Net income attributable to predecessor operations	—	—	—	(3.6)
General partner interest in net income or net loss	(4.8)	(0.7)	(11.9)	(2.2)
Net income (loss) allocable to limited partners	$136.5	$(40.6)	$116.3	$(21.6)

Net income (loss) per limited partner unit—basic and diluted	$2.77	$(1.69)	$3.29	$(1.05)

Weighted-average limited partner units outstanding—basic and diluted	28.2	24.0	27.4	20.5

	December 31, 2008	December 31, 2007
	(Millions)
Cash and cash equivalents	$48.0	$24.5
Other current assets	117.2	194.0
Restricted investments (a)	60.2	100.5
Property, plant and equipment, net	629.3	500.7
Other assets	325.3	301.0
Total assets	$1,180.0	$1,120.7

Current liabilities	$122.3	$219.6
Long-term debt (a)	656.5	630.0
Other liabilities	34.9	75.8
Non-controlling interests	34.7	26.9
Total partners’ equity	331.6	168.4
Total liabilities and partners’ equity	$1,180.0	$1,120.7

(a)
Long-term debt includes $60.0 million and $100.0 million outstanding on the term loan portion of our credit facility as of December 31, 2008 and 2007, respectively. These amounts are fully secured by restricted investments.

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DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Millions, except per unit amounts)

Reconciliation of Non-GAAP Measures:

Net income (loss)	$141.3	$(39.9)	$128.2	$(15.8)
Interest income	(0.5)	(1.6)	(5.6)	(5.3)
Interest expense	8.5	9.3	32.8	25.8
Depreciation and amortization expense	10.2	8.6	36.5	24.4
Income tax expense	0.1	0.1	0.1	0.1
EBITDA	159.6	(23.5)	192.0	29.2
Non-cash commodity derivative mark-to-market	(146.0)	61.2	(101.6)	81.1
Adjusted EBITDA	13.6	37.7	90.4	110.3
Interest income	0.5	1.6	5.6	5.3
Interest expense	(8.5)	(9.3)	(32.8)	(25.8)
Depreciation and amortization expense	(10.2)	(8.6)	(36.5)	(24.4)
Income tax expense	(0.1)	(0.1)	(0.1)	(0.1)
Non-cash interest rate derivative mark-to-market	0.4	—	0.6	—
Adjusted net (loss) income	(4.3)	21.3	27.2	65.3
Maintenance capital expenditures, net of reimbursable projects	(7.5)	(0.9)	(11.0)	(2.6)
Earnings from equity method investments, net of distributions	14.4	(3.9)	25.6	(0.4)
Depreciation and amortization expense	10.2	8.6	36.5	24.4
Proceeds from divestiture of assets	0.4	—	2.9	—
Non-controlling interest on depreciation	(0.3)	(0.2)	(0.9)	(0.3)
Distributable cash flow	$12.9	$24.9	$80.3	$86.4

Adjusted net (loss) income	$(4.3)	$21.3	$27.2	$65.3
Less:
Net income attributable to predecessor operations	—	—	—	(3.6)
General partner interest in net income or net loss	(2.8)	(1.7)	(10.6)	(3.1)
Adjusted net (loss) income allocable to limited partners	$(7.1)	$19.6	$16.6	$58.6

Adjusted net (loss) income per unit	$(0.25)	$0.81	$0.61	$2.86

Net cash provided by (used in) operating activities	$46.8	$(0.7)	$101.5	$65.4
Interest income	(0.5)	(1.6)	(5.6)	(5.3)
Interest expense	8.5	9.3	32.8	25.8
Earnings from equity method investments, net of distributions	(14.4)	3.9	(25.6)	0.4
Income tax expense	0.1	0.1	0.1	0.1
Net changes in operating assets and liabilities	120.5	(33.8)	92.3	(56.9)
Other, net	(1.4)	(0.7)	(3.5)	(0.3)
EBITDA	159.6	(23.5)	192.0	29.2
Non-cash commodity derivative mark-to-market	(146.0)	61.2	(101.6)	81.1
Adjusted EBITDA	13.6	37.7	90.4	110.3
Interest income	0.5	1.6	5.6	5.3
Interest expense	(8.5)	(9.3)	(32.8)	(25.8)
Income tax expense	(0.1)	(0.1)	(0.1)	(0.1)
Maintenance capital expenditures, net of reimbursable projects	(7.5)	(0.9)	(11.0)	(2.6)
Earnings from equity method investments, net of distributions	14.4	(3.9)	25.6	(0.4)
Proceeds from divestiture of assets	0.4	—	2.9	—
Non-cash interest rate derivative mark-to-market	0.4	—	0.6	—
Non-controlling interest on depreciation	(0.3)	(0.2)	(0.9)	(0.3)
Distributable cash flow	$12.9	$24.9	$80.3	$86.4

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DCP MIDSTREAM PARTNERS, LP
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
AND RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income (loss)	$156.9	$(31.3)	$170.2	$11.6
Operating and maintenance expense	8.4	8.3	32.1	20.9
Depreciation and amortization expense	9.5	7.8	33.8	21.9
Losses (earnings) from equity method investments	4.3	(16.1)	(33.5)	(38.7)
Non-controlling interest in income	1.2	0.2	3.9	0.5
Segment gross margin	180.3	(31.1)	206.5	16.2
Non-cash derivative mark-to-market	(146.3)	59.9	(99.2)	78.3
Adjusted segment gross margin	$34.0	$28.8	$107.3	$94.5

Operating data:
Natural gas throughput (MMcf/d)	954	820	838	756
NGL gross production (Bbls/d)	15,911	25,237	20,659	22,122

Wholesale Propane Logistics Segment:
Financial results:
Segment net (loss) income	$(3.9)	$6.0	$1.3	$14.0
Operating and maintenance expense	2.6	2.6	9.9	10.4
Depreciation and amortization expense	0.4	0.4	1.3	1.1
Other	—	—	(1.5)	—
Segment gross margin	(0.9)	9.0	11.0	25.5
Non-cash derivative mark-to-market	0.3	1.3	(2.4)	2.8
Adjusted segment gross margin	$(0.6)	$10.3	$8.6	$28.3

Operating data:
Propane sales volume (Bbls/d)	24,411	26,575	21,053	22,798

NGL Logistics Segment:
Financial results:
Segment net income	$1.1	$0.2	$5.5	$3.3
Operating and maintenance expense	0.2	0.2	1.0	0.8
Depreciation and amortization expense	0.3	0.4	1.4	1.4
Losses (earnings) from equity method investments	0.1	0.4	(0.8)	(0.6)
Segment gross margin	$1.7	$1.2	$7.1	$4.9

Operating data:
NGL pipelines throughput (Bbls/d)	27,583	29,172	31,407	28,961